Exhibit 99.1

Company Contact:

John Batty

Senior Vice President & CFO

Credence Systems Corporation

Phone: 408-635-4352

FAX: 408-635-4986

E-mail: john_batty@credence.com

Credence Systems Corporation Enters Into Agreements

To Exchange $72.5 Million of Its $145 Million Outstanding

1.50% Convertible Subordinated Notes and to Issue an Additional

$50 Million of 3.50% Convertible Senior Subordinated Notes

MILPITAS, Calif., December 15, 2006 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today announced that it has entered into separate privately negotiated agreements with certain holders of its outstanding 1.50% Convertible Subordinated Notes due 2008 (the “Outstanding Notes”) under which such holders have agreed to exchange $72.5 million aggregate principal amount of Outstanding Notes for an equivalent principal amount of a new series of 3.50% Convertible Senior Subordinated Notes due 2010 and to purchase an additional $50 million aggregate principal amount of the new series of 3.50% Convertible Senior Subordinated Notes due 2010 (together, the “New Notes”). The transactions are expected to close on December 20, 2006.

The New Notes contain provisions known as net share settlement which require that, upon conversion of the New Notes, Credence will pay holders in cash for up to the principal amount of the converted New Notes. Any amounts in excess of this cash amount will be settled in shares of Credence common stock, or at the Company’s option, cash. The initial conversion price is $8.25.

In addition, the New Notes have a 2010 maturity date versus the 2008 maturity date on the Outstanding Notes. The coupon on the New Notes is 3.50%, versus the 1.50% coupon on the Outstanding Notes.

The New Notes issuable in the exchange transactions and the common stock issuable upon conversion of the New Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any state and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirement of the Securities Act and applicable state securities laws. Credence has agreed to file a registration statement for the resale of the New Notes and the underlying shares of common stock within 60 days following the closing of the transactions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed closing date of the transactions. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the failure to close the transaction as predicted. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.